Exhibit 99.1

Minim Announces Strong Preliminary Second Quarter Financial Results

Launch of next-generation networking products fuels significant gross margin expansion

MANCHESTER, NH — Minim, Inc. (NASDAQ: MINM), the creator of intelligent networking products under the globally-recognized Motorola brand, today announced certain preliminary estimated results for the second quarter of 2021.

Preliminary Financial Highlights:

●	Accelerated Q2 2021 consolidated revenue growth rate of approximately 43% when compared to Q2 2020;

●	Q2 2021 consolidated revenue of approximately $14.75 million, compared with $10.3 million in Q2 2020;

●	Continued improvement in gross margin, with approximately 30% gross margin achieved in Q2 2021, up over 900 basis points compared to Q2 2020 gross margin;

●	Q2 2021 consolidated net loss of approximately $1.5 million, comparable to a consolidated net loss of $1.5 million in Q2 2020; and

●	Deferred revenue in Q2 2021 increased by almost 300% quarter-over-quarter compared to Q1 2021, driven by evolving software subscription business model.

“We’re pleased to report exceptional year-over-year growth,” said Gray Chynoweth, Chief Executive Officer of Minim. “This performance was driven by Minim’s acute focus on supply chain management and sales growth for our intelligent networking products. One of the quarter’s strongest highlights was our record sales on Amazon Prime Day, which totaled more than the last four years combined.”

“We believe the Amazon Prime Day category leader by units sold for DOCSIS 3.1 gateways was the Motorola MG8702 product,” Chynoweth continued. “This high-speed modem with a powerful AC3200 router and bundled mobile app gives homes an all-in-one package. In addition, we saw strong sales of the Motorola MH7020 expandable AC2200 Mesh System in retail. Robust sales of these software-driven, higher ASP products contributed to a 300% quarter over quarter increase in deferred revenue from software subscriptions.”

This preliminary financial information for the three months ended June 30, 2021 is based upon our estimates and subject to completion of our financial closing procedures. Moreover, these data have been prepared solely on the basis of currently available information by, and are the responsibility of, management. Our independent registered public accounting firm, RSM US LLP, has not audited or reviewed, and does not express an opinion with respect to, these data. This preliminary financial information is not a comprehensive statement of our financial results for this period, and our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of the review of our financial statements and other developments that may arise between now and the time the review of our financial statements is completed. We expect to release our actual results for the three and six months ended June 30, 2021 on August 16, 2021. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

To learn more about Minim, visit www.minim.com.

About Minim

Minim, Inc. (NASDAQ: MINM) is the creator of intelligent networking products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand and ZOOM® trademark. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Michele Clarke at (203) 912-0560 or michele.clarke@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high quality products that enrich consumer’s lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the company’s imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.